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                                                                      EXHIBIT 99

                           [TIMES MIRROR LETTERHEAD]

For Immediate Release

                       Times Mirror Completes Transaction

     LOS ANGELES, CALIFORNIA, July 31, 1998--The Times Mirror Company announced today the completion of the acquisition by Reed Elsevier plc of the Company's legal publisher Matthew Bender & Company and its 50 percent ownership interest in legal citation provider Shepard's. The transaction is valued at $1.65 billion and was first announced on April 27, 1998.

     As previously announced, Times Mirror has reached an agreement with Harcourt General, Inc. with respect to its acquisition of health sciences publisher, Mosby, Inc. Times Mirror expects to complete that transaction in the 1998 third quarter.

     Times Mirror (TMC--New York and Pacific Stock exchanges), a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time; a wide array of professional information for the legal, health improvement, aviation and training markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.

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